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                                                                    EXHIBIT 12.2


                      CRESCENT REAL ESTATE EQUITIES COMPANY

                 Computation of Ratio of EBITDA to Fixed Charges
                        and Preferred Share Dividends
                     (dollars in thousands, except ratios)


                                                                  YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                            2001            2000            1999
                                                         ---------       ---------       ---------

EBITDA                                                   $ 459,155       $ 520,002       $ 526,154

Interest Expense                                         $ 182,410       $ 203,197       $ 192,033
Capitalized Interest                                         1,320           1,372              --
Amortization of Deferred Financing Costs                     9,327           9,497          10,283
GMAC Preferred Dividend                                     19,015          16,371              --
                                                         ---------       ---------       ---------
Fixed Charges                                            $ 212,072       $ 230,437       $ 202,316
Preferred Dividends                                         13,500          13,500          13,500
                                                         ---------       ---------       ---------
Fixed Charges and Preferred Share Dividends              $ 225,572       $ 243,937       $ 215,816
                                                         =========       =========       =========


Ratio of EBITDA to Fixed Charges and Preferred
   Share Dividends                                            2.04            2.13            2.44
                                                         =========       =========       =========